Exhibit 9

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of October 26, 2020 (this “Agreement”), by and among Parfield International Ltd., a British Virgin Islands company (the “Seller”) and 2019B Cayman Limited, a Cayman Islands company (the “Purchaser,” and together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 6.1 hereof.

WHEREAS, the Seller is the owner of 2,437,696 Ordinary Shares of the Issuer (as defined below).

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to 300,000 Ordinary Shares of the Issuer (the “Sale Shares”) at the Purchase Price, all upon the terms and conditions hereinafter set forth.

WHEREAS, in connection with the purchase and sale of the Sale Shares and concurrently with the execution of this Agreement, a letter agreement dated as of the date hereof (the “Letter Agreement”) has been entered into by and between the Seller and the Purchaser.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.      PURCHASE AND SALE

1.1           Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, at the Closing (as defined below), the Sale Shares and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits attaching to the Sale Shares) for the Purchase Price.

1.2           The Closing.

(a)            The closing of the purchase and sale of the Sale Shares and the other transactions contemplated hereby (the “Closing”, and the date on which the Closing occurs, the “Closing Date”) shall take place within fifteen (15) Business Days after all the conditions set forth under Sections 4.1 and 4.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be agreed by both the Parties.

(b)           At the Closing:

(i)            the Seller shall deliver, or cause its custodian or broker to deliver, to the Purchaser:

(A)             the Sale Shares to such securities account of the custodian or broker of the Purchaser as designated by the Purchaser to the Seller in writing at least five (5) Business Days before Closing on a settlement by delivery-versus-payment basis; and

(B)             a copy of the director resolutions of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby; and

(ii)           the Purchaser shall deliver, or cause its custodian or broker to deliver, to the Seller:

(A)             immediately available funds in the amount of the Purchase Price by wire transfer to such bank account as designated by the Seller to the Purchaser in writing at least five (5) Business Days before Closing on a settlement by payment-versus- delivery basis; and

(B)              a copy of the director resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder.

(c)            Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

2.      PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof and the Closing Date:

2.1           Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the purchase of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2           No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax, Lien (as defined below), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3           No Consents. Other than any filings that may be required pursuant to applicable securities laws, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Shares by the Purchaser and the consummation of the transactions contemplated herein. All consents and waivers that would have a material impact on the Purchaser to consummate the transactions contemplated hereby and perform its obligations hereunder have been obtained and remain valid.

2.4           Purchase for Investment. The Purchaser has access to such information of the Issuer as shall have been reasonably necessary for the Purchaser to evaluate the merits and risks of the transactions contemplated by this Agreement. The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Purchaser hereby acknowledges that the Sale Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act. Except in connection with the Acquisition and the Acquisition Proposal (including any direct or indirect equity syndication arranged or to be arranged by the Purchaser in connection therewith), the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Sale Shares.

2.5           Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.6           Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the Purchaser’s purchase of the Sale Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of the Seller’s Affiliates or representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3.

2.7           Sufficient Funds. Immediately prior to the Closing, the Purchaser will have sufficient immediately available and legitimate funds to fulfill its obligations under Section 1.2(b)(ii)(A).

3.      SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser as of the date hereof and the Closing Date:

3.1           Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the sale of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2           Ownership and Transfer. The Seller is the sole record and beneficial owner of the Sale Shares (which are held under the name of the Depository Trust Company), free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares) other than the Parfield Existing Lien. The Seller will transfer and deliver to the Purchaser at the Closing valid, good and marketable title to the Sale Shares free and clear of any Liens (including the Parfield Existing Lien) and any such limitation or restriction.

3.3           No Conflicts. Except as would not have a material impact on the Seller’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, the execution and delivery of this Agreement and the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any tax, Lien, limitation or restriction upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.4           Consents; Waivers. Other than any filings that may be required pursuant to applicable securities laws, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Seller or the performance by the Seller of its obligations hereunder or the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein. All consents or waivers that would have a material impact on the Seller to consummate the transactions contemplated hereby and perform its obligations hereunder (including each such waiver as may be required pursuant to the Consortium Agreement) have been obtained and remain valid.

3.5           Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties in Section 2 above, the offer and sale of the Sale Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act.

4.      CONDITIONS PRECEDENT

4.1           The obligations of the Seller to consummate the Closing and under Section 1.2(b)(i) hereof are subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)           All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date.

(b)           The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c)            The SC 13E-3 Amendment (as defined below) shall have been first duly filed with the SEC for no less than thirty (30) days and first disseminated in accordance with Rule 13e-3(f) under the Exchange Act for no less than twenty (20) days.

(d)           No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

4.2           The obligations of the Purchaser to consummate the Closing and under Section 1.2(b)(ii) hereof are subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

(a)           All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date.

(b)          The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c)           The SC 13E-3 Amendment (as defined below) shall have been first duly filed with the SEC for no less than thirty (30) days and first disseminated in accordance with Rule 13e-3(f) under the Exchange Act for no less than twenty (20) days.

(d)          The Parfield Existing Lien and any other Liens that the Sale Shares are subject to will be fully, unconditionally and irrevocably released and discharged upon Closing.

(e)           No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

5.      COVENANTS

5.1           Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2           SEC Filings.

(a)           Each Party agrees, confirms and undertakes that, in connection with the signing of this Agreement and the transactions contemplated hereby, such Party shall promptly file, within the time period required by applicable laws and regulations, the requisite filings with the SEC.

(b)           Without limiting the generality of Section 5.2(a), the Parties agree to cooperate with each other and provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3 under the Exchange Act (the “Rule 13e-3”) and Section 13(d) of the Exchange Act. Each Party may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3 and in any amendment to the Schedule 13D of the Parties relating to securities of the Issuer. As soon as reasonably practicable following the date hereof, the Parties shall cooperate to jointly prepare and use their respective commercially reasonable efforts to cause to be filed with the SEC and to be disseminated (in accordance with Rule 13e-3(f)) an amendment to the Rule 13e-3 transaction statement on Schedule 13E-3 filed by certain members of the Consortium on February 19, 2020 (as amended on March 30, 2020 and April 24, 2020, the “Original Schedule 13E-3”) in respect of the entering of this Agreement and the transactions contemplated hereby (such amendment to the Original Schedule 13E-3 is referred to herein as the “SC 13E-3 Amendment;” and the Original Schedule 13E-3 as amended by the SC 13E-3 Amendment is referred to herein as the “Amended Schedule 13E-3”). Each Party shall (i) promptly notify the other Party upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Amended Schedule 13E-3 in connection with the transactions contemplated by this Agreement, and (ii) use its reasonable best efforts to respond jointly and promptly to any comments of the SEC or its staff with respect to the Amended Schedule 13E-3 in connection with the transactions contemplated by this Agreement. Each Party hereby represents, warrants and undertakes to the other Party that the information provided by such Party for inclusion in the Amended Schedule 13E-3, at each time it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact with respect to such Party as required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which such Amended Schedule 13E-3is made, not false or misleading, except to the extent that the information in the Amended Schedule 13E-3 is amended or superseded by a later version thereof.

5.3           Release of Parfield Existing Lien. The Seller shall immediately upon Closing, cause the Parfield Existing Lien (and any other Liens that the Sale Shares are subject to) to be fully, unconditionally and irrevocably released and discharged.

6.      MISCELLANEOUS

6.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Acquisition” means that certain acquisition transaction contemplated under the Acquisition Proposal.

“Acquisition Proposal” means a non-binding proposal dated as of September 18, 2019 submitted to the board of directors of the Issuer by parties to the Consortium Agreement in connection with a proposed acquisition transaction with respect to the Issuer, as may be amended and/or restated from time to time.

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, the Cayman Islands or the British Virgin Islands are authorized or required by law or other governmental action to close.

“Consortium” means the parties to the Consortium Agreement (together with any other Persons that subsequently joined for the purpose of effecting the Acquisition but excluding those that have withdrawn therefrom).

“Consortium Agreement” means the consortium agreement dated as of September 18, 2019 by and among the Seller and other parties named therein, as amended by an amendment No. 1 thereto dated as of January 23, 2020 and as may be amended and/or restated from to time.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Issuer” means China Biologic Products Holdings, Inc., a Cayman Islands exempted company.

“Ordinary Shares” means ordinary shares, par value of US$0.0001 per share, of the Issuer.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Parfield Existing Lien” means (i) the Liens over the Sale Shares disclosed in the Schedule 13G and/or Schedule 13D or any amendment thereto filed by Marc Chan and the Seller prior to the date hereof and (ii) any Liens that may from time to time after the date hereof but before Closing be created to replace such Liens or any subsequent Liens created to replace any prior Liens for refinancing the indebtedness of the Seller secured by the Liens being replaced.

“Per Share Consideration” means US$120.00.

“Person” or “person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Purchase Price” means the aggregate amount of US$36,000,000 which equals the product of (a) Per Share Consideration multiplied by (b) the number of Sale Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

6.2           Termination.

(a)           This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Seller and the Purchaser, or (ii) by either Party if the Closing has not occurred by the earlier of (A) the fifteenth (15th ) Business Days following the satisfaction (or waiver by the Party entitled thereto) of all of the closing conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (B) the date which is six (6) months from the date hereof; or (iii) automatically without any action of either Party immediately before the closing of the Acquisition, provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 6.2(a)(ii) if such Party’s breach or failure to fulfill any of its obligations under this Agreement resulted in the failure of the Closing to be consummated by such time.

(b)          If this Agreement is terminated in accordance with Section 6.2(a), this Agreement shall become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of any Party; provided that (i) the provisions of Section 6 (Miscellaneous) shall survive the termination of this Agreement; and (ii) such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of any rights, remedies or claims that a Party may have already accrued under this Agreement as of such termination.

6.3           Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4          Complete Agreement; Amendments; Waivers. This Agreement and the Letter Agreement constitute the complete agreements between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreement or understanding between them relating hereto and thereof. To the extent any terms of this Agreement conflict with the terms of the Letter Agreement, the terms of the Letter Agreement shall prevail. This Agreement may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5           Expenses. Each Party shall bear its own taxes and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the purchase and sale of the Sale Shares contemplated hereby.

6.6           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consent shall be void; provided that prior to the Closing, the Purchaser may assign its rights and obligations hereunder to its Affiliates without the prior written consent of the Seller.

6.8           Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

6.9           Dispute Resolution.

(a)           Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.9(a), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

(c)           The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.9, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.10         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier or by electronic mail to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

Unit No. 21E, 21st Floor, United Centre

95 Queensway, Admiralty, Hong Kong

Attention: [REDACTED]

Facsimile: [REDACTED]

With a copy to (which shall not constitute notice):

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104-1158

United States of America

Attention: Christopher H. Cunningham

Facsimile: (206) 370-6040

and

K&L Gates

44th Floor, Edinburgh Tower

The Landmark, 15 Queen’s Road Central

Hong Kong

Attention: Michael Chan

Facsimile: (852) 2511-9515

If to the Purchaser, to:

c/o CITIC Capital Partners Management Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: [REDACTED]

Email: [REDACTED]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Frank Sun

6.11         Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing.

6.12         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13        Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Parfield International Ltd.

By:	/s/ Marc Chan
Name:	Marc Chan
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

2019B Cayman Limited

By:	/s/ Rikizo Matsukawa
Name:	Rikizo Matsukawa
Title:	Director

[Signature Page to Share Purchase Agreement]